Exhibit 10.8
2009 AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     WHEREAS, MOBILE MINI, INC., a Delaware corporation (the “Company”) and STEVEN G. BUNGER (the “Executive”) entered into an Amended and Restated Employment Agreement as of May 28, 2008 (the “Employment Agreement’); and
     WHEREAS, in order to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable regulations, rulings, and Code provisions, the Company and the Executive desire to amend the Employment Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby represent, covenant and agree to amend the Employment Agreement as follows effective as of January 1, 2009:
     1. Section 6(a)(v) is amended by the addition of “until separation from service (but not any other date)” after the phrase “Executive has deferred.” The next sentence thereafter is amended and restated to read as follows (revisions are underlined):
     In addition, in connection with the termination of the Executive’s employment hereunder by the Company for Disability or by reason of the Executive’s death, the Company shall pay the Executive (or his estate, as applicable), not later than 30 days (except as otherwise may be required under Section 25(b) of this Agreement if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) following the date of Disability or death, as the case may be, an amount (which shall be in lieu of any target bonus or other bonus plan amount that might otherwise for any reason be or be deemed to be payable directly or indirectly in connection with the fiscal year in which such termination occurred), an amount equal to the product of (I) the average of the cash bonus amounts (if any) paid by the Company to the Executive in relation to the two fiscal years immediately preceding the year in which such termination occurs, multiplied by (II) a fraction, the numerator is the number of days in the year that were elapsed as of the date of the termination of employment and the denominator is 365; provided that if such thirty (30) day period begins in one calendar year and ends in another, the Executive and/or his beneficiary shall not have the right to designate the taxable year of payment.
     2. Section 6(b)(ii) and Section 6(c)(ii) are amended to replace the term “Target Bonus Amount” with “Payment Amount” and Section 6(b)(iii) is amended in its entirety to provide as follows:
     (iii) except as may otherwise be determined in accordance with Revenue Ruling 2008-13 (on a basis consistent in all material respects among all executive officers whose compensation, or the deductibility thereof by the Company, is affected by Section 162(m) of the Code or any successor provision thereto) by the Compensation Committee at the time of grant of such equity-based award:
          (A) All service-based restrictions on outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Executive shall lapse;
          (B) All performance targets and goals applicable to such equity-based awards in respect of any past or future period must continue to be satisfied for each period relevant to such award;
          (C) Any equity-based award shall be paid at the time and in the form specified in the Mobile Mini, Inc. 2006 Equity Incentive Plan or the relevant plan under which such award is outstanding; and
          (D) All stock options and stock appreciation rights granted to the Executive shall become fully (100%) vested and shall become immediately exercisable and the Company shall permit the Executive (or his estate), to exercise the same at any time during the 90-day period following such termination; and
     3. Section 6(d) is amended in its entirety to provide as follows (revisions are underlined):
     (d) Time of Payment; Adjustment for Taxes. The amounts provided for in Sections 6(a), 6(b)(i) and (ii), and 6(c)(i) and (ii) shall be paid within twenty eight (28) days after the Executive’s Termination Date (except as otherwise may be required under Section 25(b) of this Agreement if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)); provided that if such twenty eight (28) day period begins in one calendar year and ends in another, the Executive and/or his beneficiary shall not have the right to designate the taxable year of payment. In the event the Executive’s severance and other benefits provided for in this Section 6 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance and other benefits under this Section 6 will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in the Executive’s receipt on an after-tax basis of the greatest amount of severance and other benefits. All determinations to be made pursuant to this Section 6(d), including without limitation whether partial payment or payment in full will provide the greatest after-tax benefit to the Executive and the amount of any such partial payment to be made, shall be made by an independent public accounting firm selected by the Company and reasonably acceptable to the Executive and such determinations shall be binding on the Company and the Executive. If the payments and benefits under Section 6 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the accelerated vesting of any equity awards, and last by the reduction of any other benefits.
     4. The following new Section 25 is added:
          25. Section 409A.
     (a) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent. The Company agrees to take all reasonable steps to ensure that Executive shall not be subject to any penalties with respect to any payments received hereunder. In the event that any guidance is issued by the Internal Revenue Service, or if a judicial decision is rendered, to the effect that arrangements similar to this Agreement do not satisfy the requirements of Section 409A, the Company and Executive agree to take whatever reasonable actions may be necessary at such time in order to ensure that (i) the payments under this Agreement shall be in compliance with Section 409A and (ii) the Executive shall not be subject to any penalty under Section 409A with respect to his receipt of such payments.
     (b) Notwithstanding anything contained herein to the contrary, any payments on account of a termination of employment that are subject to Section 409A shall not be made until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service, instead be paid on the first business day after the date that is six months following Executive’s separation from service (or Executive’s death, if earlier).
     (c) For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.
     (d) With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which Executive becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes; and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.
     IN WITNESS WHEREOF, the parties hereto have executed this 2009 Amendment to Amended and Restated Employment Agreement as of January 1, 2009, but on the actual dates indicated below.

COMPANY:	MOBILE MINI, INC.

	By:	/s/ Jeffrey S. Goble
Name: Jeffrey S. Goble

Title: Chairman, Compensation Committee

	Date:	December 21, 2009

EXECUTIVE:		/s/ Steven G. Bunger

Name: Steven G. Bunger

	Date:	December 21, 2009